Filed Pursuant to
                                                                 Rule 424(b)(3)
                                                             File No. 333-82391

                         PRICING SUPPLEMENT NO. 3 DATED
                         FEBRUARY 2, 2001 TO PROSPECTUS
                      DATED AUGUST 31, 2000 AND PROSPECTUS
                        SUPPLEMENT DATED AUGUST 31, 2000

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated August 31, 2000 as amended and supplemented by the Prospectus Supplement dated August 31, 2000 (the "Prospectus").

Aggregate Principal Amount:  $100,000,000

Original Issue Date
 (Settlement Date):          February 7, 2001

Stated Maturity Date:        February 7, 2002

Base Rate:                   LIBOR

Index Currency:              U.S. Dollars

Designated LIBOR Page:       LIBOR Telerate Page 3750

Spread:                      -8 basis points

Initial Interest Rate:       Base Rate adjusted by Spread, as determined on
                             February 5, 2001

Index Maturity:              Three months

Interest Payment Dates:      Commencing May 7, 2001 and thereafter on the 7th
                             calendar day of each February, May, August and November up to and including the Maturity Date

Interest Reset Period:       Quarterly

Calculation Agent:           Bankers Trust Company

Interest Reset Dates:        The 7th calendar day of each February, May, August
                             and November

Interest Determination Dates:The second London Business Day preceeding each
                             Interest Reset Date

Type of Notes Issued:        [X] Senior Notes        [ ] Fixed Rate Notes
                             [ ] Subordinated Notes  [X] Floating Rate Notes

Optional Redemption:         [ ] Yes
                             [X] No

Form of Notes Issued:        [X] Book-Entry Notes
                             [ ] Certificated Notes

CUSIP Number:                09700WDL4




                              PURCHASE AS PRINCIPAL


        This Pricing Supplement relates to $100,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Merrill Lynch, Pierce, Fenner and Smith, Incorporated ("Merrill Lynch"), for resale to investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Merrill Lynch. Net proceeds payable by Merrill Lynch to Boeing Capital Corporation (the "Company") will be 100% of the aggregate principal amount of the Notes or $100,000,000 before deduction of expenses payable by the Company.